UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Oportun Financial Corporation

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On March 20, 2025, Oportun Financial Corporation issued the following press release.

Oportun Comments on Letter from Findell Capital

SAN CARLOS, Calif., March 20, 2025 (GLOBE NEWSWIRE) – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today issued the following statement regarding a public letter from Findell Capital Management LLC (“Findell”):

Oportun’s management team and Board of Directors maintain consistent and open dialogue with our shareholders and welcome constructive feedback. We have engaged actively, repeatedly and in good faith with Findell for some time, striving to foster a constructive and collaborative relationship, with the goal of enhancing value for all shareholders.

The Board and management have driven significant improvements in Oportun’s performance by taking decisive action to refine the Company’s product portfolio, streamline costs, strengthen its capital position and boost profitability. At the same time, we have made meaningful Board and corporate governance changes to ensure the Board is best positioned to continue its effective, independent oversight of the Company’s strategy and management, including appointing four independent directors since 2024.

Results Speak for Themselves

Our Board continuously and proactively evaluates Oportun’s performance, business and strategic direction to ensure the Company is best positioned to deliver sustainable shareholder value. We implemented several initiatives to drive improved profitability and optimize our capital structure – and our financial results demonstrate meaningful progress from those initiatives, including:

•	Delivering fourth quarter results that exceeded our outlook and marked a return to GAAP profitability.

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Enhancing efficiency and strengthening business economics: Since mid-2022, we have decreased operating expenses by approximately 40%, by eliminating over $240 million in annualized costs. It is worth noting Findell in March 2023 called for a target of below $450 million in annual operating expenditures, and we exceeded that amount by reducing our 2024 operating expenditures to $410 million. Additionally, we increased our portfolio yield by nearly 200 basis points, leading to significant improvements in Oportun’s profitability across all reported metrics.

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Enhancing credit performance: Our more recent credit vintages have outperformed their predecessors and, as a result, the losses on our front book twelve-plus months after disbursement are now running up to 500 basis points lower than losses on our back-book. This improvement is driven by our continued fine tuning of our credit model.

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Executing a comprehensive review of strategic options to strengthen financial flexibility: We conducted a comprehensive review of strategic options, through a thorough and competitive process, which led to the successful refinancing of our corporate financing facility. This enhanced balance sheet and operating flexibility are driving improved profitability and positioning Oportun for long-term success.

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Streamlining operations to focus on core offerings: We divested non-core business segments, including the sale of our credit card portfolio in November 2024, to concentrate on our core personal loan, secured personal loan, and savings products.

These actions have delivered substantial value for our shareholders. Oportun has driven strong returns that have outperformed major indices over the past two years – and over the past 12 months, we have achieved a 121% total shareholder return, outpacing both industry peers and key benchmarks.

Looking ahead, we believe that our strong business model, balance sheet and liquidity will allow us to sustain our momentum and execute our strategy with discipline and focus as we work toward our 2025 goals. For example, our full-year earnings guidance implies a year-over-year increase in net income of approximately $102 million to $112 million in 2025.

Additionally, as we stated in our earnings call on February 12, 2025, we expect to achieve an Adjusted ROE in the teens, up from 8% in 2024, by delivering prudent full-year originations growth, returning to revenue growth by year-end, and targeting a $20 million full-year decline in operating expenses.

Oportun Has a Strong and Independent Board

Oportun has continued to evolve the Board of Directors to maintain its strength and independence. Our Nominating and Governance Committee regularly reviews our Board composition to ensure that we have the right mix of experience and expertise to guide Oportun and it will continue to do so. We have added four independent directors with consumer finance experience since February 2024 – Mohit Daswani and Carlos Minetti, as well as Scott Parker and Richard Tambor on Findell’s suggestion.

Our Board has deep familiarity with our business, industry and target customer base and is essential in serving the best interests of our shareholders, employees and members.

The Board is highly engaged and committed to its management oversight responsibilities as we continue to focus on executing and delivering sustainable value. Oportun’s management team has the full support of the Board as they navigate the Company through the current environment, while supporting our members and driving sustainable value for our shareholders.

Wilson Sonsini Goodrich & Rosati is serving as legal advisor and FGS Global is serving as strategic communications advisor to Oportun.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members’ financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $19.7 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to our future performance and financial position; the impact of the refinancing of our corporate financing facility; the strength of our business model, balance sheet, liquidity and execution of our strategy; expectations regarding our full-year earnings, net income, Adjusted ROE, and originations growth for 2025; the composition of our Board of Directors and its impact on our ability to deliver long-term value to our shareholders; and our governance practices, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, financial trends and risks and uncertainties that we believe may affect our business, financial condition and results of operations. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

Oportun Financial Corporation (“Oportun”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with Oportun’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”). Oportun plans to file a proxy statement (the “2025 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Jo Ann Barefoot, Mohit Daswani, Ginny Lee, Carlos Minetti, Louis Miramontes, Scott Parker, Sandra A. Smith, Richard Tambor, Raul Vazquez and R. Neil Williams, all of whom are members of Oportun’s board of directors, are participants in Oportun’s solicitation. Other than Mr. Vazquez, none of such participants owns in excess of one percent of Oportun’s common stock. Mr. Vazquez may be deemed to own approximately five percent of Oportun’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2025 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Oportun’s definitive proxy statement for its 2024 Annual Meeting of Stockholders (the “2024 Proxy Statement”), which was filed with the SEC on May 13, 2024. To the extent that holdings of Oportun’s securities have changed since the amounts printed in the 2024 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2025 Proxy Statement with the SEC, Oportun will mail the definitive 2025 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2025 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT OPORTUN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Oportun’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Oportun with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of Oportun’s definitive 2025 Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Oportun with the SEC in connection with the Annual Meeting will also be available, free of charge, at Oportun’s website (https://investor.oportun.com/) or by writing to Investor Relations, Oportun Financial Corporation, 2 Circle Star Way, San Carlos, California 94070.

Investor Contact

Dorian Hare

(650) 590-4323

ir@oportun.com

Media Contact

John Christiansen / Bryan Locke

FGS Global

Oportun@fgsglobal.com